Exhibit 10.37

Promissory Note

Principal Amount: $135,535.73	Date: October 24, 2025

FOR VALUE RECEIVED, Blockfusion USA, Inc., a Delaware corporation (the “Company”), promises to pay to Robert Scott (the “Lender”), the principal sum of One Hundred Thirty-Five Thousand Five Hundred Thirty-Five Dollars and Seventy-Three Cents ($135,535.73), together with interest thereon as set forth below.

1.	Interest Rate. Interest shall accrue on the outstanding principal balance at a rate of twelve percent (12%) per annum, calculated on a simple interest basis (not compounded).

2.	Payment Terms

a.	Maturity Date: The entire unpaid principal balance, together with all accrued and unpaid interest, shall be due and payable on October 24, 2026 (the “Maturity Date”), which is twelve (12) months from the date hereof.

b.	Interest Payments: All accrued interest shall be payable together with the principal as a balloon payment on the Maturity Date or upon any prepayment of this Note.

c.	Application of Prepayments: Any prepayment, whether mandatory or optional, shall be applied first to accrued and unpaid interest, and then to outstanding principal.

3.	Mandatory Prepayment. Notwithstanding the Maturity Date set forth above, the Company shall prepay this Note in full, including all outstanding principal and accrued interest, immediately upon the closing of the business combination transaction with Blue Acquisition Corp. (the “Merger”).

4.	Optional Prepayment. The Company may prepay this Note, in whole or in part, at any time without penalty or premium.

5.	Default. If any payment required hereunder (including the mandatory prepayment required under Section 3) is not made when due, and such failure continues for fifteen (15) days after the due date (the “Grace Period”), the entire unpaid principal balance and accrued interest shall, at the option of the Lender, become immediately due and payable. During any period of default after the Grace Period, interest shall accrue on the outstanding principal balance at a rate of eighteen percent (18%) per annum.

6.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

7.	Authorization. The execution and delivery of this Note has been duly authorized by the Board of Directors of the Company in accordance with Section 8.2 of the Company’s Bylaws.

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	CEO

LENDER:

/s/ Robert Scott
Robert Scott